Exhibit 10.2

SUNESIS PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Non-employee members of the board of directors (the “Board”) of Sunesis Pharmaceuticals, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Policy shall supersede any prior cash or equity compensation arrangements between the Company and its Non-Employee Directors.

1. Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual retainer of $40,000 for service on the Board. In addition, a Non-Employee Director shall receive the following additional annual retainers, as applicable:

(i) Chairperson of the Board. A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual retainer of $20,000 for such service.

(ii) Chairperson of the Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service.

(iii) Member of the Audit Committee. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

(iv) Chairperson of the Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service.

(v) Member of the Compensation Committee. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(vi) Chairperson of the Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $7,500 for such service.

(vii) Member of the Nominating and Corporate Governance Committee. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(b) Payment of Retainers. The annual retainers described in Section 1(a) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company on or about the 15th day of the third month of the quarter in which such retainer is earned.  The Non-Employee Director shall be deemed to have earned the retainer for a quarter if the Non-Employee Director serves for any portion of such quarter.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the 2011 Equity Incentive Plan (the “2011 Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the Equity Plan.

(a) Initial Grants. A person who is initially elected or appointed to the Board, and who is a Non-Employee Director at the time of such initial election or appointment, shall be eligible to receive on the last day of the month in which such initial election or appointment occurs a stock option to purchase 37,500 shares of the Company’s common stock. The awards described in this Section 2(a) shall be referred to as “Initial Grants.” No Non-Employee Director shall be granted more than one Initial Grant.

(b) Annual Grants. A person who is a Non-Employee Director immediately following each annual meeting of the Company’s stockholders who will continue to serve as a Non-Employee Director immediately following such annual meeting shall be automatically granted on the last day of the month in which such annual meeting occurs an option to purchase 25,000 shares of the Company’s common stock. The awards described in this Section 2(b) shall be referred to as “Annual Grants.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Grant in connection with such election, and shall not receive any Annual Grant on the date of such meeting as well.  Additionally, (i) a Non-Employee Director elected or appointed to the Board for the first time within 3 months prior to the date of the annual meeting of the Company’s stockholders, shall not receive an Annual Grant in connection with such annual meeting of the Company’s stockholders and (ii) a Non-Employee Director elected or appointed to the Board for the first time more than 3 months prior to the date of the annual meeting of the Company’s stockholders but after the date of the prior year’s annual meeting of the Company’s stockholder, shall receive pro-rata Annual Grant based on the number of calendar quarters in which the Non-Employee Director has served prior to the date of the annual meeting of the Company’s stockholders.

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Grant pursuant to Section 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual Grants as described in Section 2(b) above.

(d) Terms of Awards Granted to Non-Employee Directors.

(i) Purchase Price. The per share exercise price of each option granted to a Non-Employee Director shall equal 100% of the Fair Market Value (as defined in the 2011 Plan) of a share of common stock on the date the option is granted.

(ii) Vesting. Each Initial Grant shall vest and become exercisable in 24 equal monthly installments over the two year period following the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Each Annual Grant shall vest and/or become exercisable in 12 equal monthly installments over the one year period following the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date.

(iii) Term. The term of each stock option granted to a Non-Employee Director shall be ten years from the date the option is granted.

3. Expenses. Non-Employee Directors shall be reimbursed for all reasonable out-of-pocket expenses incurred in attending Board and committee meetings.